                           SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                        of 1934 [Amendment No. ______]


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SAFETY-KLEEN CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee previously paid with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:_______________________________________________
     (2) Form, Schedule or Registration Statement No.:_________________________
     (3) Filing Party:_________________________________________________________
     (4) Date Filed:___________________________________________________________

The following are definitive additional materials of Safety-Kleen Corp.:

                     SAFETY-KLEEN IS CONVINCED LLE CANNOT
                       ACHIEVE ITS PROJECTED SYNERGIES-


The following slides contain statements of the opinion and beliefs of SK concerning various matters relating to the ability to achieve synergies in a combination of SK and LLE as follows:

 .    Off-site Hazardous Waste Management Business is Declining

 .    Safety-Kleen and LLE - Not Synergistic Businesses

 .    LLE/ Rollins "Synergies" are Not Replicable in an SK/LLE Combination

 .    LLE's Waste Internalization Program is not Feasible

 .    SK Believes: LLE Service Center Proposals Would Reduce Gross Profit

 .    Further People Cuts Would Lose Business



                      OFF-SITE HAZARDOUS WASTE MANAGEMENT
                             BUSINESS IS DECLINING

                       HAZARDOUS WASTE MANAGED OFFSITE:
                                    TRENDS

[Line graph depicting volumes of hazardous waste managed offsite using the 1989 volume as the basis (100%)


          1989   100%             1993  142%
          1990   120%             1994  135%
          1991   140%             1995  130%
          1992   150%             1996  123%

Source-Farkas-Berkowitz]

 .    Market Shrink 5% per Year 1993-1996 (Farkas-Berkowitz)
 .    We believe the start up of Marine Shale's facility will result in substantial additional capacity and add significant competitive pressure



                      OFF-SITE HAZARDOUS WASTE MANAGEMENT
                             BUSINESS IS DECLINING


                     [Subtitle C Hazardous Waste Landfill
                    Disposal Volumes Graph Showing Volumes
                              for years 1989-1996



Source EI Digest
1989   3,263,000 cu yds      1993   3,514,000 cu yds
1990   3,373,000 cu yds      1994   3,639,000 cu yds
1991   3,350,000 cu yds      1995   2,703,000 cu yds
1992   3,481,000 cu yds      1996   2,629,000 cu yds]



                     OFF-SITE HAZARDOUS WASTE MANAGEMENT
                            BUSINESS IS DECLINING
                               LLE'S LIABILITIES
                              -----------------

 .    Government Required Closure/Post Closure Care
     (financial assurance): $450 Million
     --includes Pinewood, S.C.: $140 Million
       (only 1 of 8 LLE hazardous waste landfills)

 .    Projected Expenditures: $280 Million

 .    Current Reserve: $183.1 Million

 .    Financial assurance is provided by Laidlaw, Inc. Will they Continue to do so?

                      OFF-SITE HAZARDOUS WASTE MANAGEMENT
                             BUSINESS IS DECLINING

   The hazardous waste disposal industry continues to show signs of declining profitability and asset values.


 . Waste Management last week announced $3.5 billion of special charges -- including $2.9 billion of asset revaluation adjustments -- reducing shareholders' equity by more than 70%.

 . $0.9 billion of the total charge related to its chemical and hazardous waste business.

 . The asset revaluations in the hazardous waste business related primarily to recognizing the impaired value of its thermal, land disposal and fuels recycling facilities.

 . WMX's chairman also announced they expect "declines in hazardous waste revenues" in their 1998 outlook.


                             SAFETY KLEEN AND LLE
                          NOT SYNERGISTIC BUSINESSES
                     S-K INDUSTRIAL CUSTOMER SERVICE NEEDS

[Graphical representation of Safety-Kleen industrial customer needs survey performed mid-1997.

5,197 service needs were identified including parts cleaning, PCB's vacuum services, empty drum service, oil services, toxic metals, acids, bases, etc.

Totals were categorized as follows:


-- Recycle/Reuse Services                3,368   65%
-- Compliance and Testing Services         745   14%
-- Onsite and Closed Loop Services         928   18%
-- Chemical Neutralization                  89    2%
-- Landfill Incineration                    67    1%]



                             SAFETY KLEEN AND LLE
                          NOT SYNERGISTIC BUSINESSES

[Graphical representation of Safety-Kleen industrial customer waste service revenues from 1989-1997 in millions of dollars and separated by the following waste services categories.]


                           1989      1991       1993       1995       1997
Waste Fuel               $14.30    $20.40    $ 56.20    $ 69.80    $ 75.40

Incineration             $ 1.00    $10.50    $  7.10    $  5.60    $  3.40

Water                    $ 0.60    $ 2.80    $  8.80    $ 13.30    $ 14.60

Absorbent                $ 0.00    $ 0.70    $  3.00    $  5.90    $ 10.80

Other Serv               $ 0.00    $ 0.00    $  0.50    $  1.70    $  7.80

Tech Serv                $ 0.00    $ 0.00    $  0.00    $  0.00    $ 12.30

Parts Clean              $40.00    $97.10    $118.00    $119.00    $137.00

                        LLE/ROLLINS "SYNERGIES" ARE NOT
                      REPLICABLE IN AN SK/LLE COMBINATION

 .  Rollins was in the same business as LLE with only 3,600 customers to support.
   Rollins was a company with $240 million in fiscal 1996 revenues and over $63 million in net losses in the 3-1/4 years prior to December 31, 1996.

 . Rollins already had transitioned 2 incinerators out of normal service prior to the merger due to under-utilization. L.L.E.'s Clive incinerator was operating at 29% of capacity and incurred $5 million of operating losses in the first half of 1997. It sat within a few miles of Rollins' Aragonite facility. These large fixed assets were easily made redundant.

 . L.L.E. recorded asset writedowns and reserves totaling approximately $0.5 billion in the merger, including $0.3 billion to writedown their own facilities.

 . This "accounting event" has enabled L.L.E. to reduce (non-cash) depreciation and amortization expense by approximately $38 million annually -- which represents approximately 40% of their reported $90 million in annual Rollins "synergies".

 . We believe L.L.E. has exhausted its opportunities for writedowns of its assets to benefit earnings.




                      LLE'S WASTE INTERNALIZATION PROGRAM
                                IS NOT FEASIBLE

                      Technical Limitations of Commercial
                                 Incinerators

 .  Incinerators Limited to a Maximum Thermal Input

   -- Design and Permit Limits on Total Heat Input (Btu/hr)

   -- High Energy Value Waste Streams Displace Available
      Capacity to Burn Low Energy Bearing Waste Streams

 .  Our review concludes that internalization of Safety-Kleen
   Waste Volumes into Laidlaw is Clearly Not Practical

   -- S-K Waste Volumes Could Represent all of Laidlaw's
      Practical U.S. Capacity unless LLE reopens facilities they stated are/will be closed.

 .  We Believe Cement Kilns Provide a Significant
   Savings in Disposal Costs Compared to Incinerators:

   -- We believe S-K Disposal Costs for Bulk Liquids and
      Solids Are Less Than Incinerator Variable Costs

 .  Laidlaw Continues the Practice of Sending Blended
   Wastes as Fuel to Cement Kilns (including Holnam/S-K)



                      LLE'S WASTE INTERNALIZATION PROGRAM
                                IS NOT FEASIBLE

                  74% of Safety-Kleen's Waste is Recycled and
                          Less than 2% is Incinerated

[Graphical representation of Safety-Kleen's Waste Volumes by disposal methods.

   The four methods of disposal and the percentages are listed below.

   Recycled Products                       74%

   Energy Recovery-Cement Kilns            23%

   Incineration                           1.9%

   Other                                  1.1%]

                                 S-K BELIEVES:
                         LLE SERVICE CENTER PROPOSALS
                           WOULD REDUCE GROSS PROFIT
                        AVERAGE BRANCH EXPENSE BY TYPE

  [Graph showing breakdown of average annual costs for Safety-Kleen branches.

The data includes ($000s)
  Material/Disposal                                 $593
  Labor/Benefits                                    $1,031
  Transportation                                    $301
  Equipment at Customers                            $159
  Facilities                                        $210
  Other                                             $123]

Branch sales/service people and trucks generate revenue of over $280,000 per capita and waste disposal is a function of sales volume. Therefore, we believe proposed cuts will impair revenue and profit.



                          FURTHER PEOPLE CUTS WOULD
                                 LOSE BUSINESS

LLE proposes to eliminate at least 600 personnel -- equivalent to all personnel in the Elgin Headquarters

This is the centralized support for:

 .  5,000,000 Customer Transactions

 .  3,600 Fleet Vehicles

 .  1,400 Railcars

 .  1,000 Environmental Inspections

 .  330,000 Vendor Invoices Processed

 .  92 Railsites

 .  21,000 Fleet Maintenance Inspections

 .  146,000 Customer Calls

 .  90,000 Telemarketing Calls



                                  CONCLUSION

                      SYNERGY SAVINGS & REVENUE REDUCTION
                    ESTIMATED 1998 EPS ACCRETION/(DILUTION)

[Table showing impact on SK/LLE combination of reduced service levels resulting from various synergy levels.

-------------------------------------------------------------------------------
Synergy Savings = $100MM                                Synergy Savings = $75MM

                       0%   28%                                 0%    2%
   % SK                5%    2%             % SK                5%  -24%
Sales Lost            10%  -24%          Sales Lost            10%  -50%
                      15%  -51%                                15%  -76%
                      20%  -77%                                20%
-------------------------------------------------------------------------------
Synergy Savings = $50MM                                 Synergy Savings = $25MM

                       0%  -25%                                 0%  -51%
   % SK                5%  -51%             % SK                5%  -77%
Sales Lost            10%  -77%          Sales Lost            10%
                      15%                                      15%
                      20%                                      20%
-------------------------------------------------------------------------------

("% Sales Lost" for this analysis is SK service revenue lost, with SK service revenue assumed to be $797.8 million, or the estimated level of service revenue for the LTM period ended 8/31/98. Note that service revenue excludes revenue from Oil Services and Europe. The related reduction in SK COGS is calculated assuming that the variable cost represents approximately 39% of US Industrial and Automotive service revenue (based on fiscal 1997 actuals).)]

                                  CONCLUSION

                         Bottom Line:  Will an LLE/SK

                          Combination Be Synergistic?

We believe a Laidlaw acquisition brings:

  - A declining hazardous waste disposal business to burden Safety-Kleen's service and recycling business.

  - The weight and demands of $2.3 billion in debt

  - Substantial environmental remediation and closure liabilities

  - An increase in the shares and public float of stock by 270%

  - Business concern that these burdens and proposed deep cuts in people will decrease productivity and financial results

  - Synergies which will be dilutive if not achieved and could impair financial performance if achieved

The following advertisement is definitive additional material of Safety-Kleen Corp.

                       TO ALL SAFETY-KLEEN SHAREHOLDERS:

                       THE SK PARENT CORP. DEAL IS REAL

Concerns about the financing for SK Parent's $27 per share all-cash merger offer have been addressed:

 .    After considering Philip's release of its year-end results, Philip's lender has reaffirmed its commitment to advance funds to finance Philip's $200 million equity contribution to SK Parent.

 .    Apollo and Blackstone's equity commitments are also in place.

 .    SK Parent's $1.5 billion borrowing to finance the remaining portion of its offer is fully underwritten and fully syndicated.

                  SK PARENT CORP.'s $27 ALL-CASH OFFER BEATS
                           THE UNCERTAIN ALTERNATIVE

 .    SK Parent Corp.'s $27 per share all-cash offer represents a 52 percent premium to the closing share price the day before your Board initiated its process to maximize the value of your Safety-Kleen shares.

 .    Safety-Kleen's Board of Directors is convinced that Laidlaw Environmental can not achieve the synergies necessary to make the transaction non-dilutive to Laidlaw Environmental's earnings per share without significantly reducing Safety-Kleen's service quality, revenue and profit.

                       VOTE NOW FOR THE SK PARENT CORP.
                              $27 ALL-CASH OFFER

To receive $27 cash for your Safety-Kleen shares promptly after the vote is certified, we need the votes of two-thirds of Safety-Kleen shareholders FOR the merger offer.

                              [Safety-Kleen Logo]


If you have any questions or need additional information, please contact our proxy solicitor:

                              [CHASE MELLON LOGO]

                           Toll Free (888) 224-2734
                     Fax (212) 273-8183 or (212) 274-8184

The following is a press release issued by Safety-Kleen Corp. on March 6, 1998:

             SAFETY-KLEEN ANNOUNCES FEDERAL DISTRICT COURT ACTION

     ELGIN, Ill - March 6, 1998 - Safety-Kleen Corp. announced today that the Federal District Court for the Northern District of Illinois denied Laidlaw Environmental's motion to require Safety-Kleen's Board to make its Rights Agreement, or poison pill, inapplicable to Laidlaw Environmental's exchange offer before the Safety-Kleen shareholders meeting scheduled for March 9, 1998. The Judge set another hearing for Thursday, March 12, 1998, to again consider the motion, after hearing testimony.

     Safety-Kleen has committed to the Court that if the SK Parent Merger is approved by shareholders at the reconvened special meeting on March 9, it will not close the Merger prior to March 16. Laidlaw Environmental has also committed to the court that it will extend its exchange offer on its current terms through March 16.